EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders:

Sequential Brands Group, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statements on Form S-8 (SEC File Nos. 333-152961 and 333-134672) of Sequential Brands Group, Inc., formerly People’s Liberation, Inc. and Subsidiaries (the “Company”), of our report dated March 30, 2012, except for Note 1 on Discontinued Operations and Reverse Stock Split and Note 12, as to which the date is March 29, 2013, relating to the Company’s 2011 financial statements appearing in this annual report on Form 10-K/A for the year ended December 31, 2011.

/s/ Weinberg and Company

Los Angeles, California

March 29, 2013